Exhibit 1.3

Copenhagen April 2020

Our ref 064945-0009 jhj/kiw
Doc. No. 23179214.1

Sebastian Christmas Poulsen
Jacob Hjortshøj

Power of attorney

The undersigned shareholder hereby authorises the board of directors of Joe & The Juice Holding A/S (the “Company”) to represent me/us at the Company’s annual general meeting on 27 April 2020 and vote on my behalf.

Date: ____ April 2020

Shareholder’s name: ______________________

Signature: ______________________

If you wish to use this power of attorney, we kindly ask you to forward it to Sebastian Christmas Poulsen on scp@bechbruun.com no later than on 24 April 2020.

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